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                                                                       Exhibit 5
                             AMENDMENT NO. 1 TO THE
                                RIGHTS AGREEMENT
                         OF RENAISSANCE WORLDWIDE, INC.

     This Amendment No. 1, dated as of November 6, 2001, amends the Rights Agreement dated as of June 13, 2000 (the "Rights Agreement"), between
                                          ----------------
Renaissance Worldwide, Inc., a Massachusetts corporation (the "Company"), and
                                                               -------
Fleet National Bank, as Rights Agent (the "Rights Agent"). Terms defined in the
                                           ------------
Rights Agreement and not otherwise defined herein are used herein as so defined.

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, on June 13, 2000, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Preferred Stock;

     WHEREAS, on June 13, 2000, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Dividend Record Date and the Distribution Date;

     WHEREAS, the Distribution Date has not occurred; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved an amendment of certain provisions of the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.    Amendment to Section 1(x). Section 1(x) is hereby amended to read in
           -------------------------
its entirety as follows:

     "Exempt Person" shall mean:

           (i) G. Drew Conway so long as he shall be the Beneficial Owner of less than 25% of the then outstanding shares of Common Stock of the Company. if he acquires 25% or more of the then outstanding Common Stock of the Company he shall cease to be an Exempt Person; and

           (ii) Aquent, Inc., a Massachusetts corporation ("Aquent"), but only with respect to any outstanding shares of Common Stock of the Company acquired by Aquent after October 11, 2001 and prior to the termination of the Agreement and Plan of Merger dated as of October 5, 2001 among Aquent, JetElectro Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of Aquent, and the Company, as amended or

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         supplemented from time to time (the "Merger Agreement"). Aquent shall cease to be an Exempt Person if, following the termination of the Merger Agreement, it acquires any shares of Common Stock of the Company and, at the time of such acquisition or immediately thereafter, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.

         2. Amendment to Section 7. The first sentence of Section 7 of the
            ----------------------
Rights Plan is hereby amended to read in its entirety as follows:

         "Except as otherwise provided herein, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby in whole or in part at any time from and after the Distribution Date and at or prior to the Close of Business on the earlier to occur of (i) the date on which the merger contemplated by the Merger Agreement (as defined in Section 1(x)) is consummated or (ii) June 30, 2010 (the earlier to occur being referred to as the "Expiration Date"), or the earlier redemption of the Rights."

         3.  Amendment to Section 21. The fifth sentence of Section 21 of the
             -----------------------
Rights Agreement is hereby amended by inserting the phrase ",either individually or combined with an affiliate," immediately before the phrase "a combined capital and surplus of at least $50,000,000".

         4.  Effectiveness. This Amendment shall be deemed effective as of the
             -------------
date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         5.  Miscellaneous. This Amendment shall be deemed to be a contract
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made under the laws of The Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state without giving effect to the principles of conflict of laws thereof. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the day and year first above written.

                                    RENAISSANCE WORLDWIDE, INC.






                                    By:    /s/ G. DREW CONWAY
                                        ---------------------------------------
                                    Title: Chairman and Chief Executive Officer



Attest:


By:______________________




                                    FLEET NATIONAL BANK




                                    By:    /s/ CAROL MULVEY-EORI
                                        ---------------------------------------
                                    Title: Managing Director



Attest:


By:______________________